UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2021

CONVERSION LABS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39785	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue, Suite 2800

New York, NY 10022

(Address of principal executive offices, including zip code)

(866) 351-5907

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CVLB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02 Unregistered Sales of Equity Securities.

The relevant information in Item 5.02 on this Current Report on Form 8-K, regarding the Vested Consulting Options and the Stock Options is incorporated herein by reference. The shares of common stock underlying the Stock Options were not registered under the Securities Act of 1933, as amended (the “Securities Act”) but qualified for exemption under Section 4(a)(2) and/or Regulation D of the Securities Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Business Officer

On February 3, 2021 (the “Effective Date”), the board of directors (the “Board”) of Conversion Labs, Inc. (the “Company”) appointed Corey Deutsch (“Deutsch”), the Company’s current Head of Corporate Development, to serve as the Company’s Chief Business Officer (the “Appointment”).

Corey Deutsch, age 27

Corey Deutsch has over 5 years of experience in various healthcare finance roles. In May 2020, Corey Deutsch founded a long only hedge fund focused exclusively on the healthcare end-market. From June 2019 through June 2020, Mr. Deutsch served as an investment professional at Amulet Capital Partners, a healthcare focused private equity firm. From November 2018 to June 2019, Mr. Deutsch was an investment professional for Arsenal Capital Partners, a middle-market healthcare private equity firm. From June 2016 to November 2018, Mr. Deutsch was an investment banker at MTS Health Partners, a boutique investment bank focused on the healthcare sector. Mr. Deutsch is also currently an advisor for Heat Biologics, an oncology focused pharmaceutical Company. He received his undergraduate degree from the University of Pennsylvania, graduating Summa Cum Laude with a B.A. in economics.

The Board believes that Mr. Deutsch’s experience in healthcare finance makes him ideally qualified to help lead the Company towards continued growth and success as the Company continues to build its telemedicine platform.

On December 3, 2020, the Company and Deutsch entered into that Certain Consulting Agreement (the “Consulting Agreement”) whereby Deutsch was hired to serve as a consultant to assist with the Company’s marketing, call center, data analytics and corporate and business development efforts (the “Consulting Services”). As partial consideration for the Consulting Services, Deutsch received a Stock Option (the “Consulting Stock Option”) to purchase up to 75,000 shares of the Company’s common stock of which 25,000 shares have vested (the “Vested Consulting Options”) and 50,000 have not vested (the “Unvested Consulting Options”).

On January 14, 2021, the Company entered into that certain employment agreement (the “Employment Agreement”) with Mr. Deutsch whereby Mr. Deutsch assumed the role of Head of Corporate Development. The Employment Agreement is for an indefinite term and may be terminated with or without cause. The Consulting Agreement was terminated upon effectiveness of the Employment Agreement and the Consulting Agreement is of no further force or effect.

Pursuant to the Employment Agreement, Mr. Deutsch will receive an annual base salary of $175,000.00. Mr. Deutsch shall be eligible to earn a performance bonus in such amount, if any, as determined in the sole discretion of the Board. Pursuant to the Employment Agreement, Mr. Deutsch was granted a stock option to purchase up to 200,000 shares of the Company’s common stock (the “Employee Stock Options”). The Stock Options were to vest in equal monthly tranches, based on the passage of time, over the 36 months following the Effective Date. Upon termination of Mr. Deutsch without cause, the Company shall pay or provide to Mr. Deutsch severance pay equal to his then current monthly base salary for four months from the date of termination, during which time Mr. Deutsch shall continue to receive all employee benefits and employee benefit plans as described in the Employment Agreement. As a full-time employee of the Company, Mr. Deutsch will be eligible to participate in all of the Company’s benefit programs.

On February 3, 2021, the Company entered into that certain First Amendment to the Employment Agreement (the “Amended Employment Agreement”) specifically to (i) reduce the number of Employee Stock Options awarded to Deutsch to 175,000, from 200,000 (the “Stock Options”) in recognition that Deutsch had already received the Vested Consulting Options, and (ii) change Deutsch’s title and role from Head of Corporate Development to Chief Business Officer. No other substantive changes were made to the Employment Agreement.

As a result of the Appointment, given the Board’s acknowledgement of the role of Chief Business Officer as an executive officer position, the Company has determined that the Amended Employment Agreement to be material.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Employment Agreement and the Amended Employment Agreement, and such descriptions is qualified in its entirety by reference to the full text of the Employment Agreement and the Amended Deutsch Employment Agreement, a copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Employment Agreement, dated January 14, 2021, by and between Conversion Labs, Inc. and Corey Deutsch
10.2	Amended Employment Agreement, dated February 3, 2021, by and between Conversion Labs, Inc. and Corey Deutsch

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERSION LABS, INC.

Dated:	February 4, 2021	By:	/s/ Justin Schreiber
Justin Schreiber Chief Executive Officer